Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Positive Preliminary Results from its Phase III Study Evaluating Feraheme Compared to Placebo in Patients with Iron Deficiency Anemia

Feraheme® Achieves Superiority on all Primary Efficacy Endpoints

Conference Call to Be Held Today at 8:00 a.m. Eastern Time

LEXINGTON, MA (July 18, 2012) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported preliminary results from the second phase III study from its global registrational program for Feraheme® (ferumoxytol) in patients with iron deficiency anemia (IDA) regardless of the underlying cause. The study being reported today, IDA-301, compared Feraheme treatment to placebo and enrolled 808 patients at 136 sites in the US, Canada, India, Latvia, Hungary, and Poland. The patients enrolled in the study had a history of unsatisfactory response to, or could otherwise not tolerate, oral iron therapy. Patients in this study had IDA associated with various conditions including abnormal uterine bleeding, cancer, gastrointestinal disorders or other causes. Feraheme demonstrated superiority on all primary efficacy endpoints evaluated in this study. The efficacy and safety of Feraheme in this study were comparable to that reported earlier this year in the IDA-302 study, the phase III IDA study comparing Feraheme to iron sucrose.

The IDA-301 study was a double-blind, placebo-controlled trial that randomized patients 3:1 to receive a one gram IV course of Feraheme or placebo, and it was powered to demonstrate superiority on efficacy. In this study, 608 patients were treated with Feraheme and 200 received placebo, with the demographics and all baseline parameters well balanced between the two treatment groups. The primary efficacy endpoint of the study for US regulators is the proportion of subjects who achieved a > 2.0 g/dL increase in hemoglobin at any time from baseline to week five; the primary efficacy endpoint of the study for EU regulators is the mean change in hemoglobin from baseline to week five. Patients enrolled in this study were eligible to enter an ongoing extension study, IDA-303, to evaluate repeat dosing with Feraheme; the extension study is fully enrolled with 634 patients.

In the IDA-301 study, Feraheme demonstrated robust efficacy, achieving superiority on both primary efficacy endpoints. Patients treated with Feraheme achieved a statistically significant mean increase in hemoglobin at week five of 2.7 g/dL, compared to a mean increase of only 0.1 g/dL in patients who received placebo; importantly, these data are consistent with the 2.7 g/dL increase in hemoglobin reported in the IDA-302 study. In addition, a > 2.0 g/dL increase in hemoglobin at any time from baseline to week five was achieved in a statistically significantly greater proportion, 81.1%, of patients treated with Feraheme in this study, compared with only 5.5% of patients who received placebo; these data are also consistent with the data from IDA-302, in which 84.0% of Feraheme-treated patients achieved a > 2.0 g/dL increase in hemoglobin. Further, a statistically significant improvement in fatigue, as assessed by patient reported outcome measures, was demonstrated at week five in Feraheme-treated patients.

No new safety signals were observed with Feraheme and the types of reported adverse events (AEs) were consistent with those seen in both the previously reported IDA phase III study and the CKD phase III studies, and those contained in the approved U.S. package insert for Feraheme. Overall, AEs were reported in both study arms with AEs reported in 49.2% of Feraheme-treated patients, compared to 43.0% of patients who received placebo.

Patients in both groups experienced protocol-defined adverse events of special interest, which included mild to severe hypotension or hypersensitivity reactions ranging from fever alone to an anaphylactoid reaction; 3.6% of Feraheme-treated patients experienced adverse events of special interest compared to 1.0% of patients who received placebo. Cardiovascular AEs were reported in 0.8% of Feraheme-treated patients, all of which were considered unrelated to study drug by the investigators, and none were reported in the placebo group. Serious adverse events (SAEs) were reported at a comparable frequency in both Feraheme-treated patients (2.6%) and patients who received placebo (3.0%); four of the SAEs in Feraheme-treated patients (0.7%) were reported as related to study drug by investigators. The percent of Feraheme-treated patients that experienced an SAE in this study (2.6%) was lower than that previously reported in the IDA-302 study (4.2%), and comparable to the rate of SAEs in iron sucrose-treated patients (2.5%) in that study.

“We are very pleased that, consistent with the results from IDA-302, Feraheme achieved all primary efficacy endpoints in this study and no new safety signals were identified,” said Lee F. Allen, MD, Ph.D., chief medical officer of AMAG. “With both phase III studies in our global registrational program for Feraheme now complete, we will seek approval for Feraheme for the treatment of a broader population of patients with iron deficiency anemia and a history of an unsatisfactory response to oral iron therapy. As demonstrated in this study through patient reported outcomes, we believe that Feraheme could provide an important clinical benefit with an improvement in the quality of life for this patient population, and could be a valuable therapeutic alternative to currently approved IV irons for the treatment of their iron deficiency anemia.”

AMAG is planning to submit a supplemental new drug application for the broad IDA indication to the U.S. Food and Drug Administration by year-end 2012.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. E.T. to discuss the data from this study. To access the conference call via telephone, dial 877-412-6083 from the United States or 702-495-1202 for international access. To access a telephone replay of the call, dial 855-859-2056 from the United States or 404-537-3406 for international access. The telephone replay will be available at approximately 11:00 a.m. E.T. July 18, 2012 through midnight July 22, 2012.The pass code for the live call and the telephone replay is 96188567.

The call will be webcast live and archived through the Investors section of the company’s website at www.amagpharma.com/investors on July 18, 2012 at 8:00 a.m. E.T.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that manufactures and markets Feraheme® in the United States. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol received marketing approval in Canada in December 2011 and in the European Union in June 2012. For additional product information, please visit www.feraheme.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to: the preliminary nature of the data being reported in this press release, the fact that no new Feraheme safety signals were identified, our expectation to seek approval for Feraheme for treatment of the broader population of patients with iron deficiency anemia and a history of an unsatisfactory response to oral iron therapy, our belief that Feraheme could be a valuable therapeutic alternative to currently approved IV irons for the treatment of their iron deficiency anemia, and our intent to submit a supplemental new drug application for the broad IDA indication to the U.S. Food and Drug Administration by year-end 2012.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in the broader IDA indication both in the U.S. and in territories outside of the U.S., including the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) the risk that final data from the clinical trial described herein could differ materially from or be subject to differing interpretations by regulatory authorities than set forth in this press release, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2012. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components.

Warnings and precautions

Serious hypersensitivity reactions, including anaphylactic-type reactions, some of which have been life-threatening and fatal, have been reported in patients receiving Feraheme.  Observe patients for signs and symptoms of hypersensitivity during and after Feraheme administration for at least 30 minutes and until clinically stable following completion of each administration.  Only administer the drug when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic-type reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

Company Contact:

Amy Sullivan

AMAG Pharmaceuticals, Inc.; 617-498-3303